Workhorse Headquarters
3600 Park 42 Dr, Suite 160E,
Sharonville, OH 45241

Richard Dauch

This Amendment to Employment Agreement and Salary Deferral Agreement (the “Agreement”) is entered into as of March 11, 2024, between Workhorse Group Inc., (the “Company”), and Richard Dauch (the “Employee”).

Whereas, the Company and Employee entered into an employment agreement dated July 25, 2021 (“Employment Agreement”) providing for certain terms and conditions of Employee’s employment with company, including but not limited to, the amount of Employee’s salary and frequency of pay dates;

Whereas, as Employee currently is earning an annualized gross salary of $780,000 (“Base Salary”) for the services provided under the Employment Agreement;

Whereas, the Company and Employee recognize that it is in the best interests of the Company to conserve the Company’s cash resources, and as part of its cash conservation measures, the Company has asked certain of its employees to accept a prospective salary reduction (“Deferral”);
Whereas, the Company and Employee understand that the Company may be in a position to pay to the Employee additional salary at a later date according to the terms set forth below, but no payment can be guaranteed;

Whereas, the Company and Employee acknowledge that this Agreement has been entered into for the express purpose of conserving the Company’s cash resources and not for executive compensation tax planning purposes; and

Whereas, Employee and Company hereby desire to amend the Employment Agreement only to the extent necessary to effectuate the Deferral, according to the terms set forth below;

Now, therefore, in consideration of the mutual promises and benefits set forth below, the parties hereby agree as follows:

1.Salary Deferral
Effective March 4, 2024, Employee agreed to defer 20% of his Base Salary on a prospective basis. The sum of the salary deferrals for each week worked between March 4, 2024 and the Discontinuation Date will be the “Accumulated Deferred Salary” that may be paid to Employee as described below.

2.Payment of Accumulated Deferred Salary

The Company will pay the Accumulated Deferred Salary to Employee, in the form of cash, at the earliest of the following dates: (a) a date to be determined by the Company in its sole discretion; (b) 90 days following the termination of Employee’s employment; (c) 90 days following the Discontinuation Date; (d) March 15, 2025.

Workhorse Headquarters
3600 Park 42 Dr, Suite 160E,
Sharonville, OH 45241

3.Legal Compliance

Notwithstanding the foregoing, the Company will not reduce Employee’s salary below the minimum salary threshold required for exempt employees under the Fair Labor Standards Act and/or corresponding state or local law. This Agreement is expressly intended to comply with, and shall not be construed as an effort by either party to avoid, the any party’s obligations under applicable law.

Employee and the Company agree that this agreement expressly supersedes any and all other verbal or written representations, promises or agreements relating to Employee’s base salary.

The deferral of salary and payment of accumulated deferred salary set forth in this Agreement are not subject to the United States Internal Revenue Code sec. 409A under the short-term deferral exception.

Nothing in in this agreement modifies the employee’s at will employment status or constitutes a contract for employment for any specific duration. Either the employee or Workhorse may conclude the employment relationship at any time for any reason, in accordance with applicable contractual terms regarding notice (if applicable)

WORKHORSE GROUP INC.

EMPLOYEE

By signing below, Employee knowingly and voluntarily agrees to the terms of the Amendment to Employment Agreement and Salary Deferral Agreement set forth above.

Richard Dauch, Chief Executive Officer